Farmer Mac Declares Dividends

WASHINGTON, May 17, 2019 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a second quarter dividend of $0.70 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on June 28, 2019 to holders of record of common stock as of June 14, 2019.
Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s four classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A) and $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C) is for the period from but not including April 17, 2019 to and including July 17, 2019. The dividend of $0.2533 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D) is for the period from but not including May 13, 2019 (the issuance date) to and including July 17, 2019. These preferred stock dividends will be payable on July 17, 2019 to holders of record of preferred stock as of July 2, 2019.

On May 13, 2019, Farmer Mac called for redemption all of Farmer Mac’s outstanding 3,000,000 shares of 6.875% Non-Cumulative Preferred Stock, Series B (NYSE: AGM.PR.B) on the redemption date of June 12, 2019. Farmer Mac’s board of directors has declared a dividend of $0.2626 per share of Series B Preferred Stock called for redemption for the period from but not including April 17, 2019 to and including the June 12, 2019 redemption date. The preferred stock dividends on the shares of Series B Preferred Stock that are redeemed will be payable on the redemption date as part of the redemption price to holders of record of Series B Preferred Stock as of the redemption date.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s largest secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than 30 years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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